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                                                                     EXHIBIT 8.2

                       [LETTERHEAD OF VENTURE LAW GROUP]

                                 June __, 1998


AccelGraphics, Inc.
1873 Barber Lane
Milpitas, CA 95035

Ladies and Gentlemen:

     We have acted as counsel for AccelGraphics, Inc., a Delaware corporation ("AGI"), in connection with the preparation and execution of the Agreement and Plan of Merger dated April 22, 1998 (the "Agreement") by and among AGI, Evans & Sutherland Computer Corporation, a Utah corporation ("E&S"), and E&S Merger Corp., a Utah corporation and a wholly owned subsidiary of E&S ("Merger Sub"). Pursuant to the Agreement, AGI will merge with and into Merger Sub (the "Merger"), and Merger Sub will continue to be a wholly owned subsidiary of E&S. Unless otherwise defined, capitalized terms referred to herein have the meanings set forth in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

     You have requested our opinion regarding certain United States federal income tax consequences of the Merger. In delivering this opinion, we have reviewed and relied upon (without any independent investigation) the facts, statements, descriptions and representations set forth in the Agreement (including Exhibits), the registration statement on Form S-4 filed with the Securities and Exchange Commission (which includes a proxy statement-prospectus relating to the Merger) (the "Registration Statement"), and such other documents pertaining to the Merger as we have deemed necessary or appropriate. We have also relied upon (without any independent investigation) certificates of officers of E&S, Merger Sub and AGI, respectively (the "Officers' Certificates").

     In connection with rendering this opinion, we have also assumed (without any independent investigation) that:

     1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

     2. Any representation or statement referred to above made "to the knowledge of," "to the best of the knowledge" or otherwise similarly qualified is correct without such qualification. As to all matters in which a person or entity making a representation referred to above
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AccelGraphics, Inc.
June __, 1998
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has represented that such person or entity either is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement, there is in fact no such plan, intention, understanding or agreement;

     3. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true and correct in all material respects and will continue to be true and correct in all material respects as of the Effective Time and all other relevant times, and no actions have been (or will be) taken which are inconsistent with such representations;

     4. The Merger will be reported by E&S and AGI on their respective federal income tax returns in a manner consistent with the opinion set forth below;

     5. The Merger will be consummated in accordance with the Agreement (and without any waiver, breach or amendment of any of the provisions thereof) and will be effective under the applicable state laws;

     6. The stockholders of AGI will receive in the Merger Common Stock of E&S having an aggregate fair market value as of the Effective Time that is not less than 50% of the aggregate fair market value of all consideration received by the stockholders of AGI in exchange for their AGI Common Stock in the Merger, and no transactions have occurred or will occur following the Effective Time that would cause the continuity of interest requirement as specified in Treasury Regulations Section 1.368-1(e) to be violated; and

     7. The opinion of counsel to be issued by Snell & Wilmer, L.L.P. to E&S and Merger Sub regarding certain federal income tax consequences of the Merger has been delivered and not withdrawn.

     Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, if the Merger is consummated in accordance with the Agreement (and without any waiver, breach or amendment of any of the provisions thereof) and the statements set forth in the Officers' Certificates are true and correct as of the Effective Time, then for federal income tax purposes the Merger will constitute a "reorganization" as defined in Section 368(a) of the Code.

     This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will
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AccelGraphics, Inc.
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not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

    This opinion addresses only the classification of the Merger as a reorganization under Section 368(a) of the Code, and does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

     No opinion is expressed as to any transaction other than the Merger as described in the Agreement or to any transaction whatsoever, including the Merger, if all the transactions described in the Agreement are not consummated in accordance with the terms of such Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

     This opinion has been delivered to you for the purpose of satisfying the requirements of Section 7.01(f) of the Agreement. It may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Material Federal Income Tax Consequences." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.


                                      Very truly yours,



                                      VENTURE LAW GROUP
                                      A Professional Corporation